Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 11, 2010, except for Note 21, as to which the date is April 23, 2010, relating to the consolidated financial statements of Charm Communications Inc. as of December 31, 2008 and 2009 and for the years ended December 31, 2007, 2008 and 2009 and the financial statement schedule of Charm Communications Inc., appearing in the Prospectus, which is part of the Registration Statement on Form F-1 of Charm Communications Inc. dated May 4, 2010.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People’s Republic of China
November 10, 2010

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